As filed with the Securities and Exchange Commission OCtober 13, 2000
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         ______________________________

                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                          ADVANCED RADIO TELECOM CORP.

            (Exact name of registrant as specified in its charter)


                 Delaware                           52-1869023
       (State or other jurisdiction              (I.R.S. Employer
     of incorporation or organization)        Identification Number)


  500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004 (425) 688-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Thomas M. Walker, Esq.
                   Senior Vice President and General Counsel
                        500 108th Avenue NE, Suite 2600
                          Bellevue, Washington  98004
                     (425) 688-8700 / (425) 990-1642 (fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                       Copies of all communications to:

                              Mary E. Weber, Esq.
                                 Ropes & Gray
                            One International Place
                            Boston, MA  02110-2624
                     (617) 951-7000 / (617) 951-7050 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:


                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                            Proposed maximum      Proposed maximum      Amount of
Title of each class                         Amount to        offering price      aggregate offering    registration
securities to be registered               be registered       per share /(1)/          price /(1)/          fee
--------------------------------------------------------------------------------------------------------------------
Common Stock -- $.001 Par Value          9,698,166 Shares         $6.75              $65,462,620         $17,283
(Preferred Stock Purchase Rights /(2))/
====================================================================================================================

/(1)/ Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on October 11, 2000.
/(2)/ Pursuant to the Company's Rights Agreement, one right to purchase a unit of junior preferred stock of the Company (each a "Preferred Stock Purchase Right" or "Right" ) is deemed to be delivered with each share of Common Stock issued by the Company. The Rights currently are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                 Subject to Completion
                                                               October __, 2000

                         Advanced Radio Telecom Corp.
                                 Common Stock
                               9,698,166 Shares

                              _________________

     This prospectus relates to the offer and sale from time to time by the selling shareholders listed on page 10 of this prospectus (the "selling shareholders") of a total of 9,698,166 shares of common stock of Advanced Radio Telecom Corp. See "Selling Shareholders" in this prospectus for more information. The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of such securities when sold. Pursuant to our Rights Agreement, one right to purchase a unit of junior preferred stock is deemed to be delivered with each share of common stock issued by us.

     Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 to read about risks you should consider before acquiring shares of our common stock.

     The common stock is listed on the Nasdaq National Market with the ticker symbol: "ARTT." On October 11, 2000, the closing price of one share of common stock on the Nasdaq National Market was $6 11/16

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              __________________


              The date of this Prospectus is October __, 2000.


                               TABLE OF CONTENTS

                                                                       Page

THE COMPANY...........................................................   1

RISK FACTORS..........................................................   1

USE OF PROCEEDS.......................................................  10

SELLING SHAREHOLDERS..................................................  10

PLAN OF DISTRIBUTION..................................................  11

WHERE YOU CAN FIND MORE INFORMATION...................................  13

LEGAL OPINIONS........................................................  14

EXPERTS...............................................................  14

                                  THE COMPANY

     We provide broadband Internet protocol access services to businesses. We own and operate broadband wireless metropolitan networks in Dallas/Fort Worth, Houston, Los Angeles, Phoenix, Portland, San Diego, San Jose, Seattle, and Washington, D.C. We plan to expand to 40 major United States markets over the next two years. We have a nationwide footprint of 39 GHz spectrum licenses in the United States, and own 26 GHz and/or 39 GHz spectrum licenses in the United Kingdom and several Scandinavian countries. Our executive offices are located at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004. Our telephone number is (425) 688-8700.

     In our recent filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended June 30, 2000, we reported that we will need to raise substantial additional capital over the next several years to fully implement our business plan. On October 2, 2000, the FCC announced that it is ready to grant 39 GHz auction licenses upon payment of owed balances. Accordingly, we must pay the remaining $61.6 million payment for our auction licenses by October 17, 2000. On our quarterly investor conference call on August 10, 2000, we disclosed that we had engaged an investment banking firm to assist us in obtaining additional financing, were engaged in discussions with respect to financing and expected to consummate a financing in the near future. We cannot assure you that we will complete a financing or of the timing, terms, amount, dilutive and other effects of any financing. If we do not consummate additional financing in the next few months, we will make changes to our business plan as discussed in the second quarter Form 10-Q, including decreasing our rate of expenditure.

                                 RISK FACTORS

     An investment in these shares involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in this prospectus, before acquiring any shares. These risks are not the only ones we face. Any of the following risks could materially adversely affect our business, financial conditions or results of operation. This, in turn, could cause the trading price of our common stock to decline.

We may not become profitable.

     We have generated only nominal revenues from operations to date. We have generated operating and net losses since our inception and we expect to generate significant operating and net losses for at least the next several years. In particular, we had a net loss of approximately $97 million in 1999 and $39 million for the six months ended June 30, 2000, and an accumulated deficit of $271 million at June 30, 2000. We may not develop a successful business or achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

     .    raise adequate additional capital when required;

     .    attract and retain an adequate customer base;

     .    acquire adequate access rights for our network;

     .    deploy and commercialize our network;

     .    attract and retain experienced and talented personnel; and

     .    establish strategic business relationships.

We may not be able to do any of these successfully.

In light of our brief operating history and change of strategy, you may have difficulty evaluating us.

     We have a limited operating history under our current business strategy. We commenced commercial operations as a provider of broadband Internet protocol access services to businesses this year. This may cause you to have difficulty evaluating our performance.

If we are unable to obtain additional capital, we may not be able to expand our network or fund our operations.

     We estimate that we will require in excess of $750 million over the next several years to fund capital expenditures, working capital and operations. We will need to raise substantial additional capital to fully fund our business plan. We may be unable to obtain additional financing when needed or on acceptable terms. Our failure to access capital on acceptable terms or delays in obtaining financing could result in the modification, delay or abandonment of some or all of our business plan.

Our high leverage creates financial and operating risks that could adversely affect us.

     We have a significant amount of debt. We expect to incur substantial additional debt to finance our business strategy. Our high leverage could have adverse consequences to us, including:

     . requiring us to use a substantial portion of our cash to make payments on debt;

     . limiting our flexibility to respond to changes in the industry and economic conditions generally;

     . in the event of default, forcing us to renegotiate or refinance our debt at less favorable terms, preventing us from obtaining future financing, forcing us to sell our assets and restricting our operations;

     . making us more vulnerable to adverse economic conditions in the event of an economic downturn; and

     . placing us at a competitive disadvantage to competitors with less leverage.

We may be unable to generate sufficient revenue or growth to repay or refinance our debt when due.

     Our ability to make principal and interest payments on our indebtedness will depend in part upon our future operating performance and cash flow and our ability to obtain additional debt or equity financing on acceptable terms. These will depend on a number of factors, many of which are out of our control. If we are unable to generate sufficient cash flow to meet our debt obligations, we may be required to renegotiate the payment terms or to refinance all or a portion of our indebtedness on less favorable terms or to sell assets. We may not be able to do any of these things successfully and doing these things may limit our operating flexibility and growth.

If our services do not achieve market acceptance we may lose or not obtain revenue.

     We and other providers have only recently begun to market fixed wireless services. Because the provision of broadband Internet services represents an emerging sector of the telecommunications industry, the demand for our services is uncertain. We cannot assure you that any substantial market will develop for our services. The demand for our products may be adversely affected by:

     . historical perceptions of the unreliability of previous wireless technologies;

     .    concerns about the security of transmissions over wireless networks;

     .    the lack of market history of operational fixed wireless services;

     . possible desire of customers to acquire telecommunications services from a single provider;

     . availability and pricing of alternative broadband and narrowband Internet services;

     .    general and local economic conditions;

     .    changes in products and technology; and

     .    potential impact of government regulation on our services.

     Insufficient acceptance of our services due to one or more of these or other factors would adversely affect our revenues.

Our equipment, equipment suppliers and service providers may not perform as we expect, which could delay or affect the quality of our services.

     Some of the equipment we are deploying in our network has not been widely used. This equipment may not provide us with the functionality or quality we expect. Also, our equipment suppliers may not be able to timely provide us with equipment we need to build our network and deliver our services. The service providers we use to deploy our networks also may not perform as we plan. Any of these could delay the deployment of our network, adversely affect the quality of our service, reduce our revenues or increase our costs.

Because of our limited experience, we may be unsuccessful in executing our strategy.

     We may be unsuccessful in executing our strategy. We have limited experience providing broadband Internet access services. We also have limited experience in deploying, maintaining and operating broadband networks. We may not effectively be able to do these things. We also may not effectively manage the third party relationships upon which our success depends. In addition, we may not be able to manage our planned rapid implementation of our business plan in multiple markets. The failure to do any of these could increase our costs and adversely affect our market penetration.

Our market is highly competitive and we may be unable to compete effectively, especially against competitors with greater financial and other resources.

     We operate in a highly competitive environment and may not be able to successfully compete. We compete with other providers of telecommunications services that use a variety of telecommunications technologies including copper, fiber, cable, mobile and fixed wireless and satellite networks. We also expect to compete with new providers and technologies not yet introduced. To date, we do not have a significant market share in any of the markets in which we are operating. Given the intense competition we may be unable to compete effectively with these and other technologies and service providers and consequently we may be unable to attract customers and grow and maintain our sales.

     Our current and potential competitors include:

     .    local exchange carriers;

     .    fiber and wireless service providers and cable television operators;

     . providers of services which are in competition with our product offerings (for example, Internet service providers);

     . competitors taking advantage of the recent and pending auctions of spectrum capable of supporting services comparable to those provided by us; and

     . companies which have filed applications with the FCC to develop global broadband satellite systems which may be used to provide broadband voice and data services.

     Many of these competitors are larger and have greater financial and other resources than we have. As a result, these competitors may be able, among other things, to better develop and exploit new technologies, adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build-out a network than we.

We may lose sales to our competitors if we are unable to adapt to changes in technology and industry requirements.

     The telecommunications industry and market for data services have been characterized by:

     .    rapid technological advances;

     .    changes in end-user requirements;

     .    frequent new service introductions;

     .    evolving industry standards; and

     .    decreases in the cost of equipment.

     If we are unable to offer broadband Internet services that exploit advanced technologies or unable to anticipate or adapt to evolving industry standards, we may lose sales to our competitors. In particular:

     . our services may become economically or technically outmoded by current or future technologies with which we may compete;

     . we may not be able to arrange to offer the new services required by our customers;

     . we may not have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings;

     .    our equipment may be rendered obsolete; and

     . the cost of our equipment and network may decline slower than that of competitive alternatives.

We may be delayed or prevented from deploying our network by our inability to secure suitable locations for our radios.

     We install our radios and antennas primarily on rooftops of buildings and on other tall structures. Therefore, we must generally secure building access rights and access to conduits and wiring from building owners. In addition, we may require construction, zoning, franchises or other governmental permits. If we are unable to secure suitable access or any permits in any market we may be unable to deploy our network timely or at all in that market.

Our FCC licenses may be cancelled or revoked for violations of the FCC's rules.

     Our FCC radio licenses are currently our principal assets. As an FCC licensee and as a common carrier, we are subject to comprehensive regulatory oversight, including regulations constraining ownership of us, rules governing the services we can provide and impacting the prices we charge, and rules related to construction and operation of our radio links. Under certain circumstances, our licenses may be revoked, cancelled, conditioned or the FCC may fail to renew our licenses. For example, the licenses may be revoked for violations of the FCC's rules or we may be fined. The loss of some of our licenses could limit the expansion of our business. Even the initiation of a proceeding that may result in the loss of our licenses could adversely affect our business.

We are subject to comprehensive and continually evolving regulation that could adversely affect our ability to successfully implement our business plan.

     We and some of our communications services and installations are regulated by the FCC, the states, local zoning authorities, and other governmental entities. These regulators regularly conduct rulemaking proceedings and issue interpretations of existing rules. For example, the FCC has a number of proceedings still pending to implement the Telecommunications Act of 1996, which Act sought to increase competition in local telephone services. These regulatory proceedings could impose additional obligations on us, give other competitors rights, increase our costs, and otherwise adversely affect our ability to implement our business plan.

We may be unable to retain or exploit broadband licenses in foreign countries, and foreign governmental regulation may slow our expansion into those countries.

     Entities owned by us have obtained licenses to provide broadband services in some Western European countries. Moreover, entities owned by us or in which we have a substantial interest have applied or may apply for such licenses in various other countries. We may not be able to retain or obtain these licenses. Additionally, changes in foreign laws and regulations may result in our foreign licenses being subject to forfeiture or other sanctions. Our inability to retain or obtain licenses and any acts of foreign authorities which reduce the value of our existing licenses may result in our inability to successfully expand into foreign markets.

We may have difficulty managing the expansion of our operations which could result in increased costs, high employee turnover or damage to customer relationships.

     The implementation of our business plan may result in a period of rapid growth in the number of our employees and the scope of our operations. Rapid expansion could place a significant strain on our management, financial and other resources. We may have difficulty obtaining additional facilities as well as managing budgeting, forecasting, hiring and other business control issues presented by such a rapid expansion. This could, among other things, result in delays in billing and collections of revenue from our customers as well as in increased costs. Moreover, our difficulty in managing the expansion of our operations may increase employee turnover and adversely affect our relationships with customers.

Lack of effective "back office" systems may adversely affect the provision of services, result in customer dissatisfaction or delayed billing or collection of revenue.

     Our billing, provisioning, customer service, network management and other "back office" systems remain in development. Significant work by us or a third-party provider will be required to complete such systems. Delays in developing and implementing such systems may have a negative impact on our ability to offer our services. Such delays may also result in customer dissatisfaction or delays in billing or collection of revenue.

If we are unable to attract or retain qualified personnel we may experience difficulty developing our business.

     The implementation of our business strategy will require the addition of a significant number of qualified personnel. Our success will be dependent, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, particularly for those experienced in information technology and engineering. We may be unable to attract and retain additional key employees or retain our current key employees at a reasonable cost, if at all. The failure to attract and retain such personnel at reasonable costs could prevent us from implementing all or some of our business plan.

Equipment failure or interruption of service could adversely affect consumer confidence and our reputation.

     Our operations will require that our network, including leased fiber-optic connections, operates on a continuous basis. The network and facilities utilized by us may from time to time experience service interruptions or equipment failures. Should this occur consumer confidence and our reputation could be adversely affected.

We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect.

     We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

     . experience difficulties integrating acquired operations and personnel into our operations;

     .    divert resources and management time;

     . be unable to maintain uniform standards, controls, procedures and policies;

     .    enter markets or businesses in which we have little or no experience;
          and

     .    find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     As of October 3, 2000, our officers and directors and parties related to them will control approximately 47% of the voting power of our outstanding capital stock. Further, holders of our preferred stock representing approximately 44% of our voting power as of October 3, 2000 have agreed to vote as jointly directed by our two stockholders, U.S. Telesource, Inc., a wholly owned subsidiary of Qwest Communications International Inc., and Oak Investment Partners. In addition, each of U.S. Telesource and Oak currently has the right to designate a director. Therefore, the officers and directors and related parties, particularly U.S. Telesource and Oak, are able to significantly influence any matter requiring shareholder approval.

Our stock price is likely to be volatile.

     The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

     . announcements of developments related to our business, or that of our competitors, our industry group or our customers;

     .    fluctuations in our results of operations;

     .    hiring or departure of key personnel;

     . a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

     . sales of substantial amounts of our equity securities into the marketplace;

     . regulatory developments affecting the telecommunications industry or data services; and

     . general conditions in the telecommunications industry or the economy as a whole.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

     The telecommunications industry has experienced significant consolidation in recent years. However, provisions of our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire control of us even if a change in control would be beneficial to our shareholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for us. In addition, our board of directors may issue, without shareholder approval, shares of preferred stock with terms set by the board. The issuance of a substantial number of preferred shares could delay or prevent an acquisition or depress the price of our common stock.


                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the shareholders who offer and sell them. We will not receive any proceeds from this offering. However, the selling shareholders may use a portion of the proceeds to repay the loan referred to below in "Selling Shareholders."


                             SELLING SHAREHOLDERS

     Commco L.L.C. and the predecessor of Commco Technology LLC acquired their shares of common stock from us in exchange for FCC licenses and other assets that we acquired from them in the previously announced transaction with BroadStream Communications Corporation. Each of those selling shareholders is a party to a registration rights agreement in which we agreed to register their shares of common stock upon their request. The remaining selling shareholders other than Paul S. Bachow received their shares from Commco Technology LLC. In connection with the transfer of shares from Commco Technology LLC to these selling shareholders, we agreed to include their shares in this registration statement. Bachow Communications, Inc., a corporation wholly-owned by Paul S. Bachow, acquired shares of common stock from us in exchange for FCC licenses that we acquired from them and subsequently transferred those shares to Paul S. Bachow. In connection with that acquisition, we gave Bachow the right to include those shares in future registration statements. Registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

     In connection with the acquisition of FCC licenses and assets from Commco L.L.C. and the predecessor of Commco Technology LLC referred to above, we loaned the predecessor of Commco Technology LLC approximately $13 million, which amount is due on November 22, 2000. Commco Technology LLC may use a portion of the proceeds from this offering to repay the loan. Also, under the acquisition agreement with Commco L.L.C. and the predecessor of Commco Technology LLC, we are required to issue an additional 416,667 shares of our common stock on November 23, 2000 if the sellers under the agreement are not in breach of any material obligation under the agreement or related documents. Also under the acquisition agreement with Commco L.L.C. and the predecessor of Commco Technology LLC, we have an option to acquire from the sellers, and they have the right to require us to buy, additional FCC licenses, if they receive final orders of renewal from the FCC for the licenses. If we acquire all of these licenses, we will be required to issue an additional 2,168,550 shares of our common stock as consideration. In connection with the acquisition of licenses from Bachow, we were granted an option to acquire additional FCC licenses from Bachow for shares of our common stock.

     The following table lists the selling shareholders and, as of October 3, 2000, the number of shares each selling shareholder beneficially owns and may sell pursuant to this prospectus.

                            Shares Beneficially Owned          Maximum           Shares Beneficially
 Selling                     and Ownership Percentage     Number of Shares       Owned and Ownership
Shareholder                    Prior to Offering (1)       Being Offered    Percentage After Offering (1)
-----------                    ---------------------       -------------    -----------------------------
Commco
Technology LLC (2)               6,798,621 (17.3%)          6,798,621                  0 *
Wireless Facilities, Inc.          101,606 *                  101,606                  0 *
ELAR Cellular                       85,295 *                   85,295                  0 *
Bear Stearns & Co. Inc.            480,482 (1.2%)             480,482                  0 *
Commco L.L.C.(2)                    65,153 *                   65,153                  0 *
Paul S. Bachow                   2,122,268 (5.4%)           2,122,268                  0 *

_______________________
(1)  Assumes the sale of all shares offered by this prospectus.
(2) Shares beneficially owned by Commco L.L.C. includes shares held of record by Commco Technology LLC, of which Commco L.L.C. owns a majority of the outstanding interests. Scott Reardon may be deemed to beneficially own all of our common stock owned of record by Commco L.L.C. and Commco Technology LLC.
*  Less than one percent

     When used in this prospectus, "selling shareholders" includes donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus if we consent to permit those donees and pledgees to be selling shareholders.

                             PLAN OF DISTRIBUTION

     We will pay the expenses associated with registering the selling shareholders' common stock. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The selling shareholders may sell the shares of common stock on the Nasdaq National Market, in the over-the-counter market, in private transactions other than in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or in a combination of any of the above or following transactions.

     The common stock may be sold in:

 .    block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

 .    exchange distributions in accordance with the rules of such exchange; or

 .    ordinary brokerage transactions and transactions in which the broker solicits purchases.

     The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, if we consent to permitting a donee or pledgee to be a selling shareholder, a supplement to this prospectus will be filed if the donees or transferees wish to use this prospectus to re-offer the shares..

     The selling shareholders may sell common stock to creditors of the selling shareholders in satisfaction of outstanding debts owed to such creditors pursuant to negotiated account settlement agreements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


 .    Our annual report of Form 10-K for the year ended December 31, 1999, filed with the SEC on March 31, 2000; Form 10-K/A filed with the SEC on May 1, 2000; and Form 10-K/A filed with the SEC on May 19, 2000; and

 .    Our quarterly reports on Form 10-Q for the fiscal quarters ended (i) March
     31, 2000, filed with the SEC on May 15, 2000, and (ii) June 30, 2000, filed with the SEC on August 11, 2000.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Advanced Radio Telecom Corp.
          500 108th Avenue NE, Suite 2600
          Bellevue, Washington 98004
          Attention: Investor Relations
          (425) 688-8700 / (425) 990-1642 (fax)

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling shareholders authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL OPINION


     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Distribution


     SEC registration fee.......................  $17,283
     Legal fees and expenses*...................   20,000
     Accounting fees and expenses*..............   15,000
     Miscellaneous*.............................    7,717

          Total Expenses........................  $60,000

____________________
* Estimated

Item 15.  Indemnification of Directors and Officers

     Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate of Incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible by
Section 102(b)(7) of the DGCL, as amended. The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, as amended.

          For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.  Exhibits

          Title of Exhibit
          ----------------

5.1       Opinion of Ropes & Gray

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (to be included as part of signature page filed herewith)

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 12 day of October, 2000.

                              ADVANCED RADIO TELECOM CORP.


                              By: /s/ Robert S. McCambridge
                                 ----------------------------
                                 Name:  Robert S. McCambridge
                                 Title: President and Chief Operating Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Robert S. McCambridge and Thomas M. Walker, jointly and severally, with full power to each, to execute in the names and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such person, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933) and to file the same, with exhibits thereto, and other documents in connection therein.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                 Title                         Date
       ---------                 -----                         ----

/s/ Robert S. McCambridge
--------------------------  President, Director          October 12, 2000
Robert S. McCambridge

/s/ Darla Norris            Senior Vice President,       October 12, 2000
--------------------------    Finance (principal
Darla Norris                  financial officer)

/s/ Bandel L. Carano
--------------------------
Bandel L. Carano                 Director                October 12, 2000

/s/ Andrew I. Fillat
--------------------------
Andrew I. Fillat                 Director                October 12, 2000

/s/ Richard T. Liebhaber
--------------------------
Richard T. Liebhaber             Director                October 12, 2000

/s/ James B. Murray, Jr.
--------------------------
James B. Murray, Jr.             Director                October 12, 2000

/s/ Alan Z. Senter
--------------------------
Alan Z. Senter                   Director                October 12, 2000

/s/ Marc B. Weisberg
--------------------------                               October 12, 2000
Marc B. Weisberg                 Director

                                 EXHIBIT INDEX


Number   Title of Exhibit                                                  Page
------   ----------------                                                  ----

5.1      Opinion of Ropes & Gray

23.1     Consent of PricewaterhouseCoopers LLP, Independent
         Accountants

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (to be included as part of signature page filed herewith)